Exhibit 4.14

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

ITAMAR MEDICAL LTD.

and

THE PURCHASERS IDENTIFIED ON THE SIGNATURE PAGES HERETO

January 16, 2019

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of January 16, 2019, by and among Itamar Medical Ltd., an Israeli company (the “Company”), and each purchaser identified on the signature pages hereto (each, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers, severally and not jointly, desire to purchase from the Company, in the aggregate, the number of Shares (as defined below) set forth on the signature page(s) hereto on the Closing Date (as defined below).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“ADR Program” means the Level II American Depositary Receipts facility that the Company intends to establish on Nasdaq by way of entering into the Deposit Agreement.

“ADSs” means the American Depositary Shares of the Company, each representing thirty (30) Ordinary Shares, pursuant to the ADR Program.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Business Day” means any day other than a Friday, Saturday, Sunday or other day on which the commercial banks in New York, New York or Israel are authorized or required by law or executive order to be closed.

“Commission” means the United States Securities and Exchange Commission.

“Deposit Agreement” means the deposit agreement that the Company intends to enter into with the Depositary and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented.

“Depositary” means The Bank of New York Mellon, or such other reputable ADR deposit agent.

“Disclosure Schedules” means the Disclosure Schedules of the Company attached hereto and incorporated herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“ISA” means the Israeli Securities Authority.

EXECUTION COPY

“ISL” means the Israeli Securities Law, 1968, as amended.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other similar restriction.

“Nasdaq” means The Nasdaq Capital Market, The Nasdaq Global Market, or The Nasdaq Global Select Market.

“Ordinary Shares” means the ordinary shares of the Company, NIS 0.01 par value each.

“Ordinary Shares Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares or ADSs, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or ADSs.

“Per Share Closing Purchase Price” means the average of the closing sale prices of the Ordinary Shares on the TASE for the 15 consecutive Trading Days prior to the closing date of the Other SPAs (the “Other SPA Closing Date”) (i.e., excluding the Other SPA Closing Date).

“Per Share Purchase Price” equals NIS 1.1693, subject to adjustment (i) for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement and before the Closing Date and (ii) in accordance with Sections 4.7 or 4.8 hereof, if applicable.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other legal entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

“Registration Statement” means the registration statement on Form 20-F of the Company that it filed with the Commission in order to register the ADSs underlying the ADR Program (and, in connection therewith, the Ordinary Shares underlying the ADSs).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the Ordinary Shares issued or issuable to each Purchaser pursuant to this Agreement.

“Subscription Amount” means, as to each Purchaser, the amounts set forth below such Purchaser’s signature block on the signature page hereto, in United States dollars and in immediately available funds.

“TASE” means the Tel Aviv Stock Exchange.

“TASE Approval” means the approval of TASE for the registration of the Shares as well as, if applicable, the Adjustment Shares.

“Trading Day” means a day on which the Ordinary Shares are traded on the TASE.

3

EXECUTION COPY

“Trading Market” means each of the following markets or exchanges on which the Ordinary Shares or ADS is listed or quoted for trading on the date in question: OTCBB, the New York Stock Exchange, The Nasdaq or TASE.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.
PURCHASE AND SALE

2.1           Closing. On the Closing Date, each and every Purchaser shall purchase from the Company, severally and not jointly with the other Purchasers, and the Company shall issue and sell to each Purchaser, a number of Shares equal to such Purchaser’s Subscription Amount (as converted into NIS pursuant to the $/NIS exchange ratio published by the Bank of Israel on the last Business Day immediately prior to Closing) divided by the Per Share Purchase Price. The aggregate Subscription Amounts for Shares sold hereunder shall be the total Subscription Amounts set forth on the signature page(s) hereto (the “Aggregate Purchase Price”). The closing of such sale and purchase (the "Closing") shall take place at 10:00 a.m., NY time, on the third (3rd) Business Day immediately following the satisfaction or waiver (by the applicable party) of all the conditions set forth in Sections 2.3(a) and 2.3(b), or such other date following the satisfaction or waiver (by the applicable party) of all such conditions as the Company and the Purchasers representing a majority of the Aggregate Purchase Price (the “Majority Purchasers”) agree in writing (the "Closing Date"), at the offices of the Company or such other location as the Company and the Majority Purchasers shall mutually agree.

2.2           Deliveries.

(a)          On the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser a copy of (i) the share certificate registered in the name of the Israeli nominee (registration) company of the Company representing the Shares issued hereunder to all Purchasers and (ii) duly executed irrevocable instructions to the Israeli nominee (registration) company of the Company instructing it to issue the Purchaser a number of Shares equal to such Purchaser’s Subscription Amount (as converted into NIS pursuant to the $/NIS exchange ratio published by the Bank of Israel on the last Business Day immediately prior to Closing) divided by the Per Share Purchase Price.

(b)          On the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company such Purchaser’s Subscription Amount (as converted into NIS pursuant to the $/NIS exchange ratio published by the Bank of Israel on the last Business Day immediately prior to Closing) by wire transfer to the account as specified in writing by the Company.

(c)          On the Closing Date, each of the non-Israeli Purchasers who, as of the Closing, will hold Ordinary Shares and/or ADSs representing 5% or more of the outstanding Ordinary Shares of the Company (on an as converted basis), shall deliver to the Company an executed undertaking towards the Israeli Innovation Authority (formerly, the Office of the Chief Scientist) of the Israeli Ministry of Economy (the “OCS”) in a customary form.

(d)          On the Closing Date, Company’s counsel shall have delivered to the Purchasers a legal opinion, addressed to the Purchasers, in a form reasonably acceptable to the Majority Purchasers.

2.3           Closing Conditions.

(a)          Purchasers’ Closing Conditions. The obligation of each Purchaser to consummate the transactions contemplated by this Agreement at the Closing, as provided in Section 2.1 hereof, shall be subject, in the absence of a written waiver by the Majority Purchasers, to the satisfaction, prior or at the Closing, of the following conditions:

4

EXECUTION COPY

(i)           the representations and warranties of the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date as though such warranties and representations were made at and as of such date;

(ii)          the Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date;

(iii)         there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided;

(iv)        The Company shall have delivered to each Purchaser a lock-up agreement, substantially in the form attached hereto as Exhibit A executed and delivered by each of the Persons (constituting the officers and directors of the Company) listed on Section 2.3(a) of the Disclosure Schedules (collectively, the "Lock Up Agreements");

(v)         there shall have been no Material Adverse Effect with respect to the Company since the date hereof that is continuing;

(vi)        As of immediately prior to the Closing, the Aggregate Purchase Price to be invested by the Purchasers hereunder does not exceed the monetary limits imposed on the Purchasers by virtue of the limitations imposed thereon under the Israeli Mutual Investment in Trust Regulations (Assets that are permissible to buy and hold in a fund and their maximum rate), 1994 regarding the size of investment that Israeli mutual funds are permitted to make in one entity compared to the total assets under management by the Purchasers; and

(vii)       the TASE Approval shall have been obtained.

(b)          Company’s Closing Conditions. The obligation of the Company to consummate the transactions contemplated by this Agreement at the Closing, as provided in Section 2.1 hereof, shall be subject, in the absence of a written waiver by the Company, to the satisfaction, prior or at the Closing, of the following conditions:

(i)          the representations and warranties of each of the Purchasers contained in this Agreement shall be true on and as of the Closing Date in all material respects as though such warranties and representations were made at and as of such date;

(ii)         each Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date;

(iii)        there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided; and

(iv)        receipt by the Company of the entire Aggregate Purchase Price.

5

EXECUTION COPY

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company. Except as otherwise set forth in the Disclosure Schedules attached hereto, which Disclosure Schedules shall be deemed a part hereof, the Company hereby represents and warrants as of the date hereof and as of the Closing Date to each Purchaser as follows:

(a)          Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Section 3.1(a) of the Disclosure Schedules (the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase such securities.

(b)          Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted except where failure to be so qualified, organized or have such power and authority would not reasonably be expected to have a Material Adverse Effect (as defined below). Neither the Company nor any Subsidiary is in material violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and, where applicable, is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in (x) a material adverse effect on the legality, validity or enforceability of any Transaction Document, or (y) a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in the Company’s stock price or trading volume in and of itself (but not excluding the underlying cause of any such change pursuant to this clause (i)); (ii) any change, event, violation, inaccuracy, circumstance or effect that results from changes, events or circumstances affecting (A) any of the industries in which the Company operates generally, or (B) general economic conditions (which changes, events or circumstances in the case of (A) and (B) do not disproportionately affect such entity); (iii) any change, event, violation, inaccuracy, circumstance or effect resulting from acts of war or terrorism or any escalation thereof in and of itself (but excluding any changes or effect uniquely on or uniquely with respect to the Company resulting from any such act pursuant to this clause (iii); or (iv) any change, event, violation, inaccuracy, circumstance or effect that results from any action or inaction taken by the Purchasers (any of (x) or (y), a “Material Adverse Effect”), and to the knowledge of the Company, no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

6

EXECUTION COPY

(c)          Authorization; Enforcement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations thereunder. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith other than in connection with the Required Approvals. Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) as the rights to indemnification or contribution hereunder and thereunder may be limited by applicable law. Concurrently with the execution of this Agreement, the Company is entering into the Other SPAs with the Other Purchasers (as defined below) for aggregate gross proceeds to the Company, including the investment by the Purchasers contemplated hereunder, of no less than $11, 500,000 (the “Minimum Round Amount”) and not more than $18,000,000 (the “Maximum Round Amount”).

(d)          No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party, the issuance and sale of the Shares and the consummation by the Company of the other transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s memorandum or articles of association or other organizational or charter documents, or (ii) subject to obtaining the Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument evidencing a Company or Subsidiary debt or other understanding to which the Company or any Subsidiary is a party or by which any property or material asset of the Company or any Subsidiary is bound, or (iii) subject to obtaining the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound, or (iv) violate the terms of any agreement by which the Company or any Subsidiary is bound or to which any property or asset of the Company or any Subsidiary is bound; except in the case of each of clauses (ii), (iii) and (iv), such as would not have or reasonably be expected to result in a Material Adverse Effect.

(e)          Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Section 4.1 of this Agreement, (ii) notice to the OCS of the transactions contemplated hereunder, (iii) the TASE Approval, and (iv) the approvals and notices set forth on Section 3.1(e) of the Disclosure Schedules (collectively, the “Required Approvals”).

(f)          Issuance of the Securities. The Shares issuable hereunder (for the sake of clarity, Ordinary Shares) have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, will have the same rights as all issued and outstanding Ordinary Shares traded on the TASE and free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents and under applicable laws. The Company has reserved from its duly authorized capital stock the maximum number of Ordinary Shares issuable pursuant to this Agreement.

7

EXECUTION COPY

(g)          Capitalization. Since September 30, 2018, the Company has not issued any capital stock other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Ordinary Shares to employees pursuant to the Company’s employee stock option plans and pursuant to the conversion or exercise of outstanding Ordinary Shares Equivalents outstanding. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. The authorized share capital of the Company consists of 750,000,000 Ordinary Shares. As of the date hereof, except (i) as a result of the purchase and sale of the Shares hereunder (as well as any Shares or ADSs issuable under the Other SPAs), (ii) the outstanding Ordinary Shares set forth in Section 3.1(g) of the Disclosure Schedules, and (iii) the outstanding Ordinary Shares Equivalents set forth in Section 3.1(g) of the Disclosure Schedules, there are no outstanding Ordinary Shares, options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Ordinary Shares, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Ordinary Shares, or securities or rights convertible or exchangeable into Ordinary Shares. The issue and sale of the Shares will not obligate the Company to issue Ordinary Shares or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board of Directors of the Company or others is required for the issuance and sale of the Shares. Except as disclosed in the ISA Reports, there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

(h)          ISA Reports; Financial Statements. The Company has filed all reports required to be filed by it under the ISL for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “ISA Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such ISA Reports prior to the expiration of any such extension. As of their respective dates, the ISA Reports complied in all material respects with the requirements of the ISL and the rules and regulations promulgated thereunder, and none of the ISA Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the ISA Reports comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the ISA with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with International Financial Reporting Standards applied on a consistent basis during the periods covered therein (“IFRS”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by IFRS, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended in accordance with IFRS, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)          Material Changes. Since September 30, 2018, except as disclosed in the ISA Reports, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not altered its method of accounting, (iii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to IFRS or required to be disclosed in filings made with the ISA, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the ISA any request for confidential treatment of information.

8

EXECUTION COPY

(j)          Litigation. There is no action, suit, inquiry, notice of violation or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation pending or threatened, against the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any director or officer thereof (in his capacity as such), is or has been in the past five years the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(k)          Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or any Subsidiary which would reasonably be expected to result in a Material Adverse Effect.

(l)          Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any governmental authority, except in each case as would not have a Material Adverse Effect.

(m)          Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the ISA Reports, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit (i) in the past two years or (ii) which has not been resolved prior to the date hereof.

(n)          Title to Assets. The Company and the Subsidiaries have good and marketable title to all real property owned by them, if any, that is material to the business of the Company and the Subsidiaries and valid title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties or that are otherwise would not have or reasonably be expected to result in a Material Adverse Effect. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

9

EXECUTION COPY

(o)          Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their respective businesses as described in the ISA Reports and which the failure to so have would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received in the past two years a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no known existing infringement by another Person of any of the Intellectual Property Rights which would have a Material Adverse Effect.

(p)          Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are, given the size and financial condition of the Company, prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)          Transactions With Affiliates and Employees. Except as set forth in the ISA Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $150,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other benefits under benefit or pension plans sponsored by the Company, including without limitation stock option agreements under any stock option plan of the Company.

(r)          Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. To the knowledge of the Company, the Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(s)          Private Placement. Assuming the accuracy of the Purchasers representations and warranties set forth in Section 3.2, no registration under the ISL is required for the offer and sale of the Shares by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Shares hereunder does not contravene the rules and regulations of the TASE.

(t)          Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the ADSs, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

10

EXECUTION COPY

(u)          Registration Rights. Except as disclosed in the ISA Reports, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(v)         Listing and Maintenance Requirements. The Company has not, in the 12 months preceding the date hereof, received written notice from the TASE to the effect that the Company is not in compliance with the listing or maintenance requirements of such market. The Company is currently in compliance with all such listing and maintenance requirements.

(w)          Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Articles of Association (or similar charter documents) or the laws of its state of incorporation that is or could reasonably be expected to become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company's issuance of the Shares and the Purchasers’ ownership of the Shares.

(x)          Disclosure. To the Company’s knowledge, neither this Agreement, nor the Disclosure Schedules to this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(y)          Solvency. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Shares hereunder, the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof.

(z)          Taxes. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, (i) the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and (ii) the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(aa)         Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(bb)         Acknowledgment Regarding Purchasers’ Purchase of Shares. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby.

11

EXECUTION COPY

3.2           Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)          Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)          Investment Intent. Such Purchaser understands that the Shares are “restricted securities” (and, as such, will be subject to the resale limitations provided under section 15C of the ISL, including the Securities Regulations (Details with respect to Sections 15A to 15C of the Law), 2000) and have not been registered (i) under the Securities Act, the ISL or any applicable state securities law or (ii) the Exchange Act, and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act and the ISL, and has no arrangement or understanding with any other Persons regarding the distribution of such Shares provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and the ISL. Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business. The Purchaser is not identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years. The Purchaser’s purchase of the Shares hereunder will not violate any money laundering or similar statutes of any governmental body.

(c)          Purchaser Status. At the time such Purchaser was offered the Shares, it was, at the date hereof it is, and on the Closing Date it will be, (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act and (ii) a “classified investor” as set forth in First Addendum of the ISL. Except as otherwise set forth below the Purchaser’s name on the signature pages hereto, such Purchaser does not currently hold or beneficially own any Ordinary Shares. The Purchaser is a resident of the jurisdiction set forth immediately below the Purchaser’s name on the signature pages hereto.

12

EXECUTION COPY

(d)          Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(e)          General Solicitation. Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)          Purchaser Acting Individually. Such Purchaser is acting severally as an individual and is not acting together with any other Person or other Purchaser as a group.

(g)          Access to Information. Such Purchaser acknowledges that (A) it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the ISA Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; and (ii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment, and (B) the Company has or is entering into the Other SPAs with the Other Purchasers (or may do so in the near future). None of such opportunities, such Purchaser’s inquiries or due diligence investigations conducted by such Purchaser or its advisors or representatives, if any, shall modify, amend or affect such Purchaser’s (i) right to rely on the Company’s representations and warranties contained herein, or (ii) rights and remedies hereunder (including indemnification pursuant hereto). Such Purchaser understands and acknowledges that (i) the Shares are being offered and sold to it without registration under the Securities Act or the ISL in a private placement that is intended to be exempt from the registration provisions of the Securities Act and the ISL and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

(h)          Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by such Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. To the knowledge of such Purchaser, the Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

13

EXECUTION COPY

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1           Securities Laws Disclosure; Publicity. The Company shall, by 9:00 a.m. Israel time on the Trading Day following (i) the date hereof, issue a press release and file a public report with the ISA, disclosing this Agreement and the material terms of the transactions contemplated hereby, and (ii) the Closing Date, issue a press release and file a public report with the ISA, disclosing the Closing shall have occurred (the “ISA Filing”) describing the consummation of the transactions contemplated hereby and disclosing any other presently material non-public information (if any) provided or made available to any Purchaser (or any such Purchaser’s agents or representatives) on or prior to the filing of the ISA Filing. From and after the filing of the ISA Filing, the Company shall have disclosed all material, non-public information (if any) provided or made available to any Purchaser (or any Purchaser’s agents or representatives) by the Company or any of its respective officers, directors, employees, Affiliates or agents in connection with the transactions contemplated by this Agreement or otherwise on or prior to the Closing Date.  Notwithstanding any affirmative disclosure obligations of the Company pursuant to the terms of this Agreement or anything else to the contrary contained herein or therein, (a) subject to clause (b) below, each of the Company shall not, and shall cause each of its officers, directors, employees and agents to not on behalf of the Company, provide any Purchaser with any material non-public information with respect to the Company from and after the filing of the ISA Filing with the ISA without the express prior written consent of such Purchaser, and (b) in the event that the Company believes that a notice or communication to any Purchaser contains material, nonpublic information with respect to the Company, the Company shall so indicate to such Purchaser prior to the delivery of such notice or communication, and such indication shall provide such Purchaser the means to refuse to receive such notice or communication.  In the absence of any such indication by the Company to a Purchaser, such Purchaser shall be allowed to presume that all matters relating to such notice or communication do not constitute material nonpublic information with respect to the Company. Without limiting the forgoing, neither any Purchaser nor any employee, partner, officer or Affiliate of any Purchaser shall have any duty of trust or confidence with respect to, or any obligation not to trade in any securities on the basis of, any material nonpublic information regarding the Company, any of its subsidiaries or Affiliates or any of their respective property, assets, securities or businesses provided by, or on behalf of, the Company, any of its subsidiaries, any of their respective Affiliates or any of their respective officers, directors, employees, attorneys, representatives or agents, in violation of any of the covenants set forth in this Section 4.1 or that is otherwise possessed (or continued to be possessed) by any Purchaser Party (as defined below) as a result of a breach of any of the covenants set forth in this Section 4.1.

Other than the foregoing (and, in the case of the Company, as part of the Registration Statement to the extent required by applicable securities laws), neither the Company nor any Purchaser shall issue any press release or public report with respect to the transaction contemplated hereby or otherwise make any such public statement without the prior consent of the Company, with respect to any press release or public report of any Purchaser, or without the prior consent of the Majority Purchasers, with respect to any press release or public report of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law (including applicable securities laws and stock exchange rules), in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

4.2           Shareholders Rights Plan. No claim will be made or enforced by the company or, to the knowledge of the Company, any other Person that any Purchaser is an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect on the date hereof, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents.

4.3           Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder for general corporate purposes, including, but not limited to, in connection with sales and marketing expenses and research and development, and strategic purposes, including, but not limited to, acquisitions, joint ventures and other similar transactions.

14

EXECUTION COPY

4.4           Indemnification of Purchasers.

(a)          Subject to the provisions of this Section, the Company will indemnify and hold the Purchasers and their directors, officers, shareholders, partners, members, managers, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including without limitation all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (“Damages”) that any such Purchaser Party may suffer or incur as a result of or relating to (A) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (B) any action instituted against (i) a Purchaser, or any of them or their respective Affiliates or (ii) a Purchaser Party, by any shareholder of the Company who is not an Affiliate of such Purchaser or Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representation, warranties, covenants or agreements under the Transaction Documents or any agreements or understandings such Purchaser or a Purchaser Party may have with any such shareholder or any violations by the Purchaser or a Purchaser Party of state or federal securities laws or any conduct by such Purchaser or a Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance) (clauses (A) and (B) together, “Indemnifiable Claims”).

(b)          If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Section, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, or (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel.

(c)          The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by such Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to such Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement or in the other Transaction Documents.

(e)          The parties hereto agree that (i) irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and (ii) money damages or other legal remedies would not be an adequate remedy for any such harm. Each of the parties shall have all rights and remedies set forth in this Agreement and the other Transaction Documents and all rights and remedies that such parties have been granted at any time under any other agreement or contract and all of the rights that such parties have under any applicable law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security or proving actual damages), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

4.5           Listing of Shares. Subject to Closing, the Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Shares on TASE, and as soon as reasonably practicable following the Closing to list all of the Shares issued hereunder thereon.

4.6           Equal Treatment of Purchasers. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Shares or otherwise.

15

EXECUTION COPY

4.7           Future Financing Restriction.

(a)          From the date hereof until the earlier of (i) 180 days after the Closing Date, and (ii) an initial firm commitment underwritten public offering of the ordinary shares or ADSs on Nasdaq, the Company shall not, without the prior written consent of the Required Purchasers (as defined below), offer, sell, grant any option to purchase, or otherwise dispose of any of its Equity Securities (a “Subsequent Financing”).

(b)          Notwithstanding the foregoing, this Section 4.7 shall not apply to Subsequent Financing that is a transaction involving (a) the issuance of Equity Securities to consultants, employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by the Company or to the issuance of ADSs or Ordinary Shares upon exercise of such options or any Ordinary Shares Equivalents outstanding as of the date hereof; (b) any Equity Securities issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution whose primary business is lending money and not investing in securities; (c) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, the primary purpose of which is not to raise capital, including (A) joint ventures, manufacturing, marketing, license or distribution arrangements or (B) technology transfer or development arrangements (provided that the primary purpose of such transaction is not the raising of capital); (d) any securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, consolidation, sale or disposition of all or substantially all of the Company’s assets or similar business combination; (e) any securities issued in connection with the settlement of pending or threatened litigation or similar proceeding; (f) Equity Securities issued in conjunction with any stock split, stock dividend or recapitalization of the Company; (g) any securities issuable upon the exercise or conversion of, or pursuant to the anti-dilution provisions contained within, any agreement, option, restricted stock awards, preferred stock, promissory note, convertible promissory note or warrants outstanding on the date hereof; (h) any securities issuable under the Transaction Documents; (i) Equity Securities issued to vendors in exchange for services rendered to the Company; (j) issuance of securities in connection with underwritten public offerings of the Company’s securities; and (k) issuance of Ordinary Shares or ADSs as part of the Concurrent Financing (as defined below).

(c)          “Equity Securities” means Ordinary Shares, ADSs or Ordinary Shares Equivalents.

(d)          “Concurrent Financing” means the issuance of Ordinary Shares or ADSs on substantially the same terms (excluding the lack of certain conditions to Closing that Other Purchasers may be entitled to pursuant to the Other SPAs) as contained in this Agreement to other investors (the “Other Purchasers”); provided that (i) such Other Purchasers, if any, shall have entered into securities purchase agreement(s) (the “Other SPAs”) on the date hereof or no later than 45 days following the date hereof; (ii) the price per each Share sold to Other Purchasers shall either (A) not be lower than the Per Share Purchase Price (or, for the sake of clarity, if the issuance is of ADS, rather than Ordinary Shares, a price per ADS that is not lower than the Per Share Purchase Price divided by 30 (which the parties agree means not lower than $9.55 per one ADS)) or (B) if it is lower than the Per Share Purchase Price (or, for the sake of clarity, if the issuance is of ADS, rather than Ordinary Shares, a price per ADS that is not lower than the Per Share Purchase Price divided by 30 (which the parties agree means not lower than $9.55 per one ADS) (such lower price per Share being referred to as the “Adjusted Per Share Purchase Price”), then the Per Share Purchase Price hereunder shall, for all intents and purposes be modified to be equal to the Adjusted Per Share Purchase Price and the Purchaser shall be issued at the Closing a number of Shares equal to the Subscription Amount (as converted into NIS pursuant to the $/NIS exchange ratio published by the Bank of Israel on the last Business Day immediately prior to Closing) divided by the Adjusted Per Share Purchase Price (or, if Closing shall have occurred prior to the execution of such securities purchase agreements with the Other Purchaser(s), shall be issued the additional Shares to which such Purchaser would have been entitled had the initial Per Share Purchase Price been the Adjusted Per Share Purchase Price); and (iii) the aggregate purchase price for the sale of the ADSs and/or Ordinary Shares (including the Aggregate Purchase Price hereunder) under this Agreement and the Other SPAs (the “Total Round”) shall not exceed the Maximum Round Amount.

16

EXECUTION COPY

(e)          “Required Purchasers” means the Purchasers and Other Purchasers (if any) representing a majority of the Total Round.

4.8           Pre-Closing Price Adjustment. Notwithstanding anything to the contrary hereunder, if (i) the Per Share Purchase Price shall exceed the Per Share Closing Purchase Price and (ii) the Other Purchasers are entitled, pursuant to the terms of the Other SPAs, to a downward adjustment of the $9.55 per one ADS purchase price, then the Per Share Purchase Price hereunder shall, for all intents and purposes be reduced to be equal to the Per Share Closing Purchase Price and the Purchaser shall be issued at the Other SPA Closing Date a number of Shares (the “Adjustment Shares”) equal to (x) the Subscription Amount (as converted into NIS pursuant to the $/NIS exchange ratio published by the Bank of Israel on the last Business Day immediately prior to Closing) divided by the Per Share Closing Purchase Price, minus (ii) the number of Shares issued at the Closing hereunder; provided however that if, as a result of the aforesaid modification of the Per Share Purchase Price the number of Shares and Ordinary Shares underlying the ADSs issuable to the Purchasers and the Other Purchasers (such number, the “Total Issuance Number”) shall exceed, in the aggregate, 19.99% of the outstanding Ordinary Shares of the Company as of immediately prior to the Closing (the “Maximum Issuance Number”), then the Subscription Amounts of each of the Purchasers and Other Purchasers shall be reduced, on a pro rata basis, so that the Total Issuance Number shall not exceed the Maximum Issuance Number.

4.9           Delivery of Shares After Closing. The Company shall deliver, or cause to be delivered, the Shares purchased by each Purchaser to such Purchaser within five (5) Business Days of the Closing Date.

4.10         Prohibitions on Dividends, Etc.  Except as expressly contemplated by this Agreement, on or prior to the Closing Date, the Company shall not authorize, approve, or effect, or set a record date for, any (i) share dividend, share split, share combination, recapitalization or similar event with respect to the Ordinary Shares, (ii) any dividend or distribution (of cash, securities or other assets) on the Ordinary Shares, or (iii) subject to Section 4.7, any offering, issuance or sale of any ADSs, Ordinary Shares or Ordinary Shares Equivalents.

4.11         Satisfaction of Closing Conditions.  The Company shall use its reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 2.3(a) of this Agreement. Without derogating from the foregoing, the Company undertakes to file an application for the TASE Approval promptly following the date hereof and, in any event, no later than three (3) Business Days following the date hereof.

4.12         Reservation of Ordinary Shares. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of Ordinary Shares for the purpose of enabling the Company to issue all of the Shares pursuant to this Agreement.

17

EXECUTION COPY

ARTICLE V.
MISCELLANEOUS

5.1           Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchasers.

5.2           Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address set forth on the signature pages attached hereto (subject to the sender’s receipt of good transmission, in the case of a facsimile, or the absence of a message back to the sender of undeliverability, in the case of email) prior to 5:00 p.m. (New York City time) on a Business Day, (b) two Business Days after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address set forth on the signature pages attached hereto (subject to the sender’s receipt of good transmission, in the case of a facsimile, or the absence of a message back to the sender of undeliverability, in the case of email) on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, (c) the second Business Day following the date of mailing (fifth Business Day if sent internationally), if sent by a nationally recognized overnight courier service in the United States, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto or at such other address as such party may designate by seven calendar days’ advance written notice to the other party.

5.4           Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and all of the Purchasers. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5           Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.6           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. No party shall be entitled to assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, subject to the applicable securities law, any Purchaser shall be entitled to assign this Agreement to any Affiliates of such Purchaser without such consent, provided that at the time of such assignment, (i) the Company is given written notice by such Purchaser at the time of such assignment stating the name and address of such assignee, and the number of Shares with respect to which such assignment is being made, and that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation, the provisions of this Section 5.6 and (ii) each assignee shall furnish the Company with the assignee’s written agreement to be bound by this Agreement and confirming the accuracy of the representations and warranties set forth in Section 3.2 with respect to such assignee.”

18

EXECUTION COPY

5.7           No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.4.

5.8           Governing Law; Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and expenses and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.9           Survival. The representations and warranties herein shall survive the Closing and delivery of the Shares until the date on which each of the Purchasers no longer holds any of the Shares.

5.10         Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or other electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or other electronically transmitted signature page were an original thereof.

5.11         Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.12         Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Except as otherwise set forth herein, each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

19

EXECUTION COPY

5.13         Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

5.14         Termination. This Agreement will be automatically terminated if the Closing has not been consummated on or before 21 calendar days following the date hereof (the “Expiration Date”), unless the Expiration Date has been extended by way of mutual written agreement of the parties hereto. In the event of termination of this Agreement pursuant to this Section, no party will have any further obligations to or rights against any other party hereto; provided, however, that the provisions of Article 5 (Miscellaneous) will survive any termination hereof; and further provided that such termination will not affect the right of any party to sue for any material breach by any other party (or parties).

(Signature Pages Follow)

20

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ITAMAR MEDICAL LTD.

By:	_________________________________

Name:

Title:

Address for Notice:

9 Halamish Street Caesarea, Israel

Attn: Chief Financial Officer

Fax: 972-4-6275598

Email: BShy@Itamar-Medical.com

With a copy to (which shall not constitute notice):

Goldfarb Seligman & Co.
Electra Tower, 98 Yigal Alon Street
Tel Aviv 67891, Israel

Email: ido.zemach@goldfarb.com

Attention: Ido Zemach, Adv.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOR PURCHASERS FOLLOW]

21

EXECUTION COPY

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: _______________________

Signature of Authorized Signatory of Purchaser: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

Jurisdiction of Purchaser: ________________

Number of Ordinary Shares currently owned by Purchaser
(if not true, delete and insert number): None

Address for Notice of Purchaser:

__________________

__________________

__________________

Tel: ______________

Fax: ______________

Email: __________________

Attention: _______________

With a copy to (which shall not constitute notice) (if not applicable, delete):

__________________

__________________

__________________

Tel: ______________

Fax: ______________

Email: __________________

Attention: _______________

Address for Delivery of Securities for Purchaser (if not same as above):

__________________

__________________

__________________

Subscription Amount: US$_____________

Shares: ____________

[SIGNATURE PAGES CONTINUE]

22

DISCLOSURE SCHEDULE

This Disclosure Schedule (the “Disclosure Schedule”) is provided by Itamar Medical Ltd. (the “Company”), pursuant to that certain Securities Purchase Agreement, dated as of January 16, 2019, by and among the Company and each purchaser identified on the signature pages thereto (the “Agreement”).

Capitalized terms used in this Disclosure Schedule and not defined herein shall have the same meanings ascribed thereto in the Agreement.

Each representation and warranty of the Company in the Agreement shall be subject to: (i) any exception or disclosure set forth in the section of this Disclosure Schedule corresponding to the section in Article III of the Agreement in which such representation or warranty appears; (ii) any exception or disclosure cross-referenced in such part of this Disclosure Schedule by reference to another section of this Disclosure Schedule; and (iii) any exception or disclosure set forth in any other section of this Disclosure Schedule, if it is readily apparent on the face of the disclosure.

Matters, items and documents set forth in this Disclosure Schedule are not necessarily limited to matters, items and documents required by the Agreement to be set forth in this Disclosure Schedule. Such additional matters, items and documents are set forth for informational purposes only and do not necessarily include other matters, items or documents of similar nature. Matters, items and documents set forth in this Disclosure Schedule in response to representations and warranties in the Agreement that are qualified by “materiality,” “material adverse change/effect” or similar qualifications are not necessarily material. Accordingly, no reference to or disclosure of any matter, item or document in this Disclosure Schedule shall: (i) be construed as an admission or indication that such matter, item or document is material, that such matter, item or document has had, or would reasonably be expected to result in, a material adverse change or effect, or that such matter, item or document is required to be referred to or disclosed herein; or (ii) otherwise establish a standard of materiality.

This Disclosure Schedule and the disclosures and information contained in this Disclosure Schedule (i) are disclosed solely for the purposes of the Agreement, (ii) are intended only to disclose information pursuant to, or qualify and limit, the representations and warranties of Company contained in the Agreement, and (iii) shall not be deemed to expand the scope of such representations and warranties except where explicitly called for by the Agreement. Where a summary or description of a matter is included in this Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such matter, contract or other item.

This Disclosure Schedule and the disclosures and information contained in this Disclosure Schedule are confidential information of the Company.

***

Schedule 2.3(a)

1.	Giora Yaron, PhD
2.	Gilad Glick
3.	Shy Basson
4.	Shlomo Ayanot
5.	Jacob (Koby) Sheffy, PhD
6.	Itay Kariv
7.	Efrat Litman
8.	Eilon Livne
9.	Martin Gerstel
10.	Ilan Biran
11.	Jonathan Kolber
12.	Sami Totah
13.	Christopher M. Cleary
14.	Yaffa Krindel Sieradzki
15.	Zipora (Tzipi) Ozer-Armon

Schedule 3.1(a)

1.	Company Subsidiaries:

Subsidiary Name	Country of Incorporation	Ownership Percentage
Itamar Medical, Inc.	Delaware, United States	100%
Itamar Medical Japan Co. Ltd.*	Japan	100%
I.M.E. 2016 B.V.	Netherlands	100%

* Currently in the process of dissolution.

2.	Reference is made to Schedule 3.1(n) with respect to security interests granted in connection with credit extended by the Bank to the Company.

Schedule 3.1(e)

The Company is required to receive the approval of the TASE for the issuance of the Ordinary Shares underlying the ADSs.

Schedule 3.1(g)

(ii) Capitalization:

As of January 16, 2019, there were 287,615,892 issued and outstanding Ordinary Shares.

(iii) Ordinary Shares Equivalents:

1.	As of the date hereof, there are stock options and restricted stock units to purchase 35,853,617 Ordinary Shares outstanding pursuant to the Company’s option and equity incentive plans.

2.	The Company has issued to Viola P.E. 2 A.V. Limited Partnership (“Viola”), pursuant to a Closing Warrant Agreement between the Company and Viola, dated November 5, 2015, warrants exercisable into up to 33,438,454 Ordinary Shares (the “Viola Warrants”) at an exercise price of NIS 1.642 per share for the first 21 months of the term thereof and an exercise price of NIS 1.745 for the remainder of the term. The Viola Warrants e are exercisable until the earlier of: (i) the passage of 42 months following their issuance (i.e., on May 4, 2019); (ii) in the event of a public offering with a pre-money valuation of the Company of at least at $250 million; or (iii) in the event of an Exit Event (as defined in the Viola Warrants) which reflects a company value of at least $250 million.

3.	The Company has issued to subscribing shareholders, pursuant to a shelf offering report published by the Company on December 2, 2015, warrants exercisable into up to 6,438,152 Ordinary Shares at an exercise price equal to the exercise price of the Viola Warrants. The warrants are exercisable until May 4, 2019.

4.	The Company has issued to Mizrahi Tefahot Bank Ltd. (the “Bank”), pursuant to a Warrant Agreement between the Company and the Bank, dated May 14, 2017, as amended on July 9, 2017, and as further amended on January 29, 2018, warrants exercisable into up to 798,088 Ordinary Shares at an exercise price of NIS 1.36 per share. The warrants are exercisable until May 14, 2022.

Schedule 3.1(n)

As disclosed in the ISA Reports, the Company granted the Bank certain security interests in connection with credit extended by the Bank to the Company.

2

January __, 2019

Itamar Medical Ltd.

9 Halamish Street

Caesarea 3088900

Israel

Attention: Shy Basson, CFO

Re: Itamar Medical Ltd. - Lock-Up Agreement

Dear Sirs:

This Lock-Up Agreement is being delivered to you in connection with the Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of January __, 2019 (the "Subscription Date") by and among Itamar Medical Ltd. (the "Company") and the investors party thereto (the "Purchasers"), with respect to the issuance of American Depository Shares (the "ADSs"), each representing 30 Ordinary Shares, par value NIS 0.01 per share, of the Company (the “Ordinary Shares”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

In order to induce the Purchasers to enter into the Securities Purchase Agreement, the undersigned agrees that, commencing on the Subscription Date and ending on (and including) the date that is six (6) months following the Closing Date (the "Lock-Up Period"), the undersigned will not, without the prior written consent of the Majority Purchasers, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any ADSs or Ordinary Shares, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, with respect to any ADSs or Ordinary Shares owned directly by the undersigned or with respect to which the undersigned has (or hereafter acquires) beneficial ownership within the rules and regulations of the SEC (collectively, the "Undersigned's Shares"), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Undersigned's Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of ADSs, Ordinary Shares or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ADSs or Ordinary Shares, or (iv) publicly disclose the intention to do any of the foregoing.

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if the Undersigned's Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned's Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and provide, in the case of any gift or transfer contemplated by clause (i) or (ii), no public disclosure thereof is made during the Lock-Up Period. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, the foregoing restrictions shall not apply to: (i) the undersigned’s exercise of stock options granted pursuant to the Company’s equity incentive plans; provided, that (a) such restrictions shall apply to any of the Undersigned’s Shares issued upon such exercise and (b) that if any filing is required under Section 16(a) of the Exchange Act in connection with such exercise, if applicable, such filing shall include a statement to the effect that such filing is the result of the exercise of options pursuant to the Company’s equity incentive plans; or (ii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided, that no sales of the Undersigned’s Shares shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of ADSs and Ordinary Shares if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned now has, and, except as contemplated by the immediately preceding sentence, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to each Purchaser to complete the transactions contemplated by the Securities Purchase Agreement and that the Company shall be entitled to specific performance of the undersigned's obligations hereunder.

The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this Lock-Up Agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Securities Purchase Agreement.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

The undersigned understands that the undersigned shall be released from all obligations under this Lock-Up Agreement (i) if the Securities Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to the Closing or (ii) when the Lock-Up Period expires or (iii) ten (10) months after the Subscription Date.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

This Lock-Up Agreement may be executed in two counterparts (which may be delivered by facsimile, e-mail or other form of electronic transmission), each of which shall be deemed an original but both of which shall be considered one and the same instrument.

[Remainder of page intentionally left blank]

2

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

Agreed to and Acknowledged:

ITAMAR MEDICAL LTD.

By:
Name:
Title:

3